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                                                                 EXHIBIT 10.1(E)

July 23, 1999


Mr. Charles W. Bass
1675 Redbourne Drive
Dunwoody, GA  30350

Dear Charlie:

     The purpose of this letter agreement (the "Agreement") is to set out the terms and conditions of your provision of consulting services to AGL Resources Inc. (the "Company").

1.  Term.  The term of the Agreement shall be two years, beginning on August 1,
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    1999 (the "Effective Date") and continuing until July 31, 2001, unless terminated earlier as provided in Section 13 hereof.

2.  Consulting Services.  During the term of the Agreement, you will provide
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    consulting services to the Company at such times and in such capacities as may reasonably be requested by the Chief Executive Officer of the Company. In addition, during the Term, you will serve as a member of the board of directors or equivalent governing body of certain subsidiaries and/or affiliated entities of the Company, as requested by the Chief Executive Officer. The Company anticipates that your consulting services will require approximately 400 hours of your time each year during the Term.

3.  Compensation.  The Company will pay you an annual consulting fee of
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    $80,000.00 for each year of the Term during which you provide consulting services to the Company under this Agreement. The consulting fee will be paid to you on a monthly basis in arrears as of the last day of each month.

4.  Business Expenses.  The Company will reimburse you for any reasonable
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    business expenses that you incur while performing consulting services under this Agreement, subject to your compliance with Company policies and procedures regarding documentation for reimbursement of business expenses.

5.  Independent Contractor.  You will provide consulting services under this
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    Agreement as an independent contractor to the Company. That means that, in your capacity as a consultant under this Agreement, you will not be entitled to participate in any employee benefit plans, coverages, payroll policies (such as vacation, holiday or sick pay) or other programs of the Company during the Term. In addition, you are responsible for reporting all income and compensation provided to you by the Company under this Agreement, and
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    you are responsible for paying all social security or federal, state or local income taxes, as well as any self-employment taxes, arising therefrom. You will also be required to provide your own workers' compensation coverage if such coverage is required by applicable law. As an independent contractor, you will have control over the method, manner and means of providing consulting services under this Agreement.

6.  Covenant Not to Compete.  You hereby covenant and agree that, during a
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    period beginning on the Effective Date and ending one (1) year after the termination of this Agreement, you will not directly or indirectly, on your own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially similar or related to the functions, activities or duties performed by you for the Company for any business entity engaged in direct competition with the Company. A business entity shall be considered to be "in direct competition" with the Company if it is engaged in producing, manufacturing, distributing, marketing, selling, servicing or repairing products similar to products produced, manufactured, distributed, marketed, sold, serviced or repaired by the Company, including (but not limited to) any type of production or distribution of any energy source, whether by cultivation of natural resources or by technology. This restriction shall apply only to a restricted territory within a 100-mile radius of any locations, sites or facilities in which the Company (including its affiliates) maintains offices, operations or service contracts or has provided services during the Term of this Agreement, or with regard to the 1-year noncompetition period following the termination of this Agreement, the 1-year period immediately preceding the date of termination of this Agreement. Notwithstanding the above, this provision shall apply to any business entity involved in the production, manufacture, distribution, marketing, sales, service or repair of products or services in the propane industry only for such portion of the 1-year noncompetition period following termination of this Agreement as the Company (or any of its affiliates, related entities or joint ventures) owns or operates all or part of a propane business entity. To the extent that you have concerns about any employment or engagement opportunities that you may have and the limitations thereon presented by this noncompetition provision, the Company agrees to discuss those opportunities with you and provide a prompt response to you as to whether the Company will consider such employment or engagement (or any part thereof) to be a violation of this provision.

7.  Nondisclosure of Trade Secrets and Confidential Information.  As a
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    consultant to the Company, you acknowledge and agree that during the term of this Agreement, you will have access to trade secrets and other confidential information unique to the business of the Company and that the disclosure or unauthorized use of such trade secrets or confidential information by you would injure the Company's business. Therefore, you agree that you will not, at any time during the term of this Agreement and for a period of one (1) year thereafter, use, reveal or divulge any trade secrets or any other confidential information which, while not trade secrets or information unique to the Company's business, is confidential and constitutes a valuable asset of the Company by reason of the material investment of the Company's time and money in the production of such
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    information. You also agree that you will not use, reveal or divulge any general confidential or customer-related information.

8.  Nonsolicitation.  Due to your extensive knowledge of the specifics of the
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    Company's business, and its customers and clients, you agree that during the term of this Agreement and for a period of one (1) year thereafter, you will not, without the prior written consent of the Company, either directly or indirectly, on your own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any business that competes with the Company's business, any person or entity who transacted business with the Company during the Term of this Agreement or during the year preceding the Effective Date of this Agreement. The persons or entities referred to in the immediately preceding sentence shall include any and all persons or entities with respect to whom you have (i) had direct contact, (ii) been directly involved in the Company's marketing or sales strategies directed to such persons or entities, or (iii) been privy to the Company's marketing or sales strategies directed to such persons or entities. For purposes of this provision, the Company's business shall include any and all aspects of producing, manufacturing, distributing, marketing, selling, servicing or repairing products similar to products produced, manufactured, distributed, marketed, sold, serviced or repaired by the Company and/or any of its affiliates, including (but not limited to) any type of production or distribution of any energy source, whether by cultivation of natural resources or by technology. You also agree that during the term of this Agreement and for a period of one (1) year thereafter, you will not, either directly or indirectly, on your own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away to any business that competes with Company's business any person employed by the Company, or any person employed by the Company at any time during the Term of this Agreement.

9.  Remedies.  In addition to any legal or equitable remedies available to the
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    Company, including injunctive relief, the Employee agrees and acknowledges that if he violates any provision of this Agreement, the Company may immediately cease any and all payments payable hereunder.

10. Invalidity of Any Provision.  It is the intent of the parties hereto that
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    the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions.

11. Governing Law/Survival/Binding Effect.  This Agreement will be governed by
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    the laws of the State of Georgia. The provisions of paragraphs 6, 7, 8, 9 and 10 will survive the termination of this Agreement. The Company may assign its rights and/or obligations under this Agreement. You may not assign your rights and/or obligations under this Agreement; however, you may assign your rights and/or obligations under this Agreement to any business or entity in which you and/or your spouse own a controlling interest and which business or
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    entity affirmatively assumes your obligations under this Agreement, including the obligation that you will be personally performing the services hereunder.

12. Amendment/Entire Agreement.  Once you sign this Agreement, it may not be
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    amended or modified except by a writing executed by you and the Company that specifically refers to this Agreement and expressly states that it is intended to amend this Agreement. You agree that this Agreement, in conjunction with your Early Retirement Agreement with the Company, contains the entire agreement between you and the Company regarding your provision of consulting services to the Company.

13. Termination of Agreement.  This Agreement may be terminated by either
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    party upon thirty (30) days' prior written notice to the other party;
    provided, however, that upon and after a "change in control" of the Company (as defined in the Company's Long-Term Incentive Plan), the Agreement may not be terminated by the Company prior to the end of its Term.

    Please sign this Agreement to acknowledge your understanding and acceptance its terms and conditions and return it to the Company. You should keep a copy of this letter for your records.

                                       Very truly yours,

                                       /s/ Walter M. Higgins

                                       Walter M. Higgins
                                       Chief Executive Officer


Agreed to and Accepted:


/s/ Charles W. Bass
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Charles W. Bass

Date:  July 28, 1999
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